AMENDMENT AND SUPPLEMENT

         THIS AMENDMENT AND SUPPLEMENT (this "Amendment") is made and entered into as of this 1st day of June, 1996, by and between ROBINSON TURNEY INTERNATIONAL, INC. ("RTI"), a Texas corporation with offices at 800 East Campbell Road, Suite 199, Richardson, Texas 75081, and TWINVISION Corp. Of North America, Inc. ("Sublicensee"), a North Carolina corporation and wholly-owned subsidiary of Digital Recorders, Inc. ("Digital") with offices at 4900 Prospectus Drive, Suite 1000, Durham, North Carolina 27713.

                                   WITNESSETH:

         WHEREAS, RTI and Sublicensee are parties to that certain Exclusive Distribution and Sublicense Agreement (the "Sublicense") dated as of June 1, 1996, and each of them desires to amend and supplement the Sublicense as set forth below;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and in the Sublicense, and other good and valuable good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Notwithstanding the provisions of Section 2.4 of the Sublicense or any other provision of the Sublicense to the contrary, RTI and its affiliates shall not be prohibited from marketing, selling, sublicensing, leasing or otherwise distributing, or authorizing or permitting the marketing, sale, sublicense, lease or distribution of, any technology, product, system or device that is or may be similar to or competitive with the Product or the Technology, but which does not embody the Technology (a "New Product"), to any person or entity, in the Field of Use within the Territory or otherwise, during any period in which RTI is not receiving any monetary compensation from Sublicensee or Digital under the Sublicense or that certain Services Agreement dated as of April 19, 1996 between Digital and RTI.

2. Except as specified in paragraph (1) above, RTI shall not be relieved from its obligation not to engage in the specified activities with respect to the Product, the Licensed Technology and any technology, product, system or device that actually embodies the Licensed Technology.

3. During the term of the Sublicense, Digital shall have a right of first refusal with respect to any New Product, which right shall entitle Digital (or if Digital so directs, Sublicensee) to obtain rights in the New Product similar to Sublicensee's rights in the Product and the Technology under the Sublicense, or such other rights as the parties may agree, on terms no less favorable than any bona fide offer made by RTI with respect thereto to a third party. Such right of first refusal shall terminate with respect to each New Product if not exercised by Digital within 90 days after RTI delivers notice to Digital of a proposed grant of rights therein to a third party, which notice shall summarize the terms of such proposed grant. If RTI does not receive written notice from Digital exercising the right of first refusal before the end of the 90-day period, RTI shall be free to consummate the proposed grant of rights in the New Product to the third party and Digital shall have no further rights with respect thereto.



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         Except as specifically set forth herein, no term, condition or provision of the Sublicense is amended or modified by this Amendment. The Sublicense is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms, as amended and supplemented by this Amendment. Capitalized terms used but not defined herein have the meanings given to them in the Sublicense.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ROBINSON TURNEY INTERNATIONAL, Inc.      TWINVISION Corp. Of North America, Inc.


By:                                      By:
   David L. Turney, Principal               J. Phillips L. Johnston, Chairman


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